EXHIBIT 23.02
CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
Interwoven, Inc.:
We consent to the incorporation of reference in the registration statement on Form S-8 of Interwoven, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Interwoven, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Interwoven, Inc., incorporated herein by reference.
/s/ KPMG LLP
Mountain View, California
April 28, 2006